INDIRECT DEALER AGREEMENT

                                     BETWEEN

                                 METROPCS, INC.

                                      AND

                                 Action Wireless

     This Indirect Dealer Agreement ("Agreement") is made effective as of this 8 day of September, 2003 (the "Effective Date"), by and between MetroPCS, Inc., a Delaware corporation with offices at 8144 Walnut Hill Lane, Suite 800, Dallas, TX 75231 ('MetroPCS"), and Action Wireless, organized under the laws of the State of Florida with principal offices located at 483 NE 20th St. #7, Boca Raton, FL 33431("Dealer").

     Whereas, MetroPCS is licensed by the Federal Communications Commission (the "FCC"), to provide wireless communication services including but not limited to Personal Communication Services (collectively referred to as "Services) in various geographic areas throughout the United States, In conjunction with which MetroPCS sells wireless Services telephone handsets ("Handsets'), accessories and enhancements (collectively referred to as "Equipment") for use by MetroPCS' Services customers on MetroPCS' wireless network; and

     Whereas, Dealer desires to sell Equipment and assist customers in their selection of MetroPCS' Services pursuant to the terms and conditions of this Agreement;

     Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    TERM AND TERMINATION
      --------------------

1.1 This Agreement will remain In effect for a period of one year (the "Initial Term"), and thereafter will be automatically renewed for successive one-year renewal terms unless earlier terminated as provided herein.

1.2 Notwithstanding the foregoing, the Agreement may be terminated prior to the expiration of the Agreement as follows:

     1.2.1 Either party may terminate this Agreement at any time by written notice to that effect given not less than thirty (30) calendar days prior to the date on which the termination is to become effective:

     1.2.2 MetroPCS may terminate this Agreement at any time by written notice to that effect given not less than fifteen (15) calendar days prior to the date upon which such termination is to become effective, if any of the following occurs and Dealer falls to cure the default within such fifteen-day period:

               (a)  Dealer defaults in its monetary obligations to MetroPCS or any Authorized Distributor, as hereinafter defined;
               (b)  Dealer falls to perform or observe any of the terms and conditions contained in this Agreement;
               (c) the Equipment or the Services are marketed in a misleading or deceptive manner or otherwise in violation of this Agreement; or
               (d)  for good cause shown,

     1.2.3 Either party may terminate this Agreement immediately upon written notice If the other party:

               (a) makes an assignment for the benefit of creditors or becomes insolvent;
               (b) files for protection or relief under the bankruptcy laws of the United States;
               (c) has a receiver, trustee, custodian or other official appointed for all or substantially all of such party's assets;
               (d)  falls to operate as a going concern for more than twenty
                    (20) calendar days.

     1.2.4 In addition to any termination provision set forth elsewhere herein, MetroPCS may terminate this Agreement immediately upon notice to Dealer should any of the following occur:

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               (a)  Dealer commits fraud or is convicted under any criminal charges under state or federal law, or in any way violates any applicable law, statute or regulation or engages In unethical or unfair business or trade practices:
               (b) Dealer attempts to assign this Agreement or any of Dealer's rights or obligations under this Agreement to a third party without the written consent of MetroPCS:
               (c} Dealer violates any of the confidentiality provisions of this Agreement, or misappropriates or uses without MetroPCS' prior consent, the Marks, as defined below;
               (d)  Dealer misrepresents or disparages MetroPCS business;
               (e) Dealer engages in sales or marketing of the Equipment or PCS outside of its designated Area without the prior consent of MetroPCS;
               (f)  Dealer engages in sales of Equipment in violation of Section
                    3.3 below,

         1.2.5 In addition, If the FCC or any other regulatory agency or court of competent Jurisdiction promulgates any rule, regulation or order which in effect or application prohibits or substantially impedes MetroPCS from fulfilling its obligations hereunder or providing Services In the Area (as defined below), or materially or adversely affects MetroPCS' ability to conduct business in the Area upon terms and conditions acceptable to MetroPCS, MetroPCS may terminate this Agreement immediately upon notice to Dealer,

          1.2.6 This Agreement may be terminated at any time by mutual written consent of the parties,

2.   APPOINTMENT OF DEALER AND RELATIONSHIP OF THE PARTIES
     -----------------------------------------------------

2.1 Subject to and in accordance with all the terms and conditions of this Agreement, MetroPCS hereby appoints Dealer as a non-exclusive sales agent to sell the Equipment and promote the Services, and to act on behalf of MetroPCS for these limited purposes solely in the geographic area (the Area") set forth In Exhibit A. MetroPCS reserves the right to market and sell the Equipment and Services through Its own direct sales organization, or other agents, resellers, dealers, or otherwise, in the Area, Deafer acts as a limited agent of MetroPCS for the purpose of selling Equipment and promoting the Services and owes MetroPCS the fiduciary and other obligations of an agent to its principal, Dealers fiduciary obligations to MetroPCS shall be limited to the performance of Dealer's obligations under this Agreement, Dealer understands, acknowledges, and expressly agrees that nothing contained in this Agreement or based upon the relationship between the parties is intended nor should be construed as creating any fiduciary duties or obligations on the part of MetroPCS, Dealer is only authorized to act on behalf of MetroPCS in the Area referenced in Exhibit A, Dealer shall provide MetroPCS with prior written notice before selling Equipment over the Internet, through any outside sales force, or from any location other than the approved storefront locations set forth on Exhibit hereto. Upon approval of any new location, MetroPCS shall modify Exhibit E to include such new approved location. MetroPCS reserves the right to add, delete, or otherwise modify the Area in which Dealer is authorized to operate under this Agreement. Nothing herein shall restrict or prohibit MetroPCS from, in its sole discretion, offering customers and potential customers in the Area, through its retail stores, direct sales force, other agents, dealers, or otherwise, volume discounts, promotional offers, new or modified price plans or any other special offers of Equipment or Services whether or not the same are made available to Dealer,

2.2 Dealer agrees to use Its best efforts during the Term of this Agreement to sell and actively promote the sale of Equipment and Services pursuant to the terms hereof, In all lawful ways and to the maximum extent possible, and In an effective and diligent manner. Dealer agrees to purchase from MetroPCS, or its Authorized Distributor, as hereinafter defined, such quantities of the Equipment as are required to maintain a supply of the Equipment sufficient to meet the demands of its customers,

2.3 Except as specifically set forth herein, this Agreement does not create or constitute a joint venture, partnership, agency, employment, or similar relationship between the parties and, unless authorized in writing in advance, neither MetroPCS nor Dealer will make any express or implied agreements, guarantees or representations, or incur any indebtedness or obligations, In the name of or on behalf of the other.

2.4 Dealer will conspicuously identify itself to all customers and third parties as an independent authorized dealer of MetroPCS and not as any other type of MetroPCS affiliate In a manner consistent with the provisions of Section 11 below. Dealer will conduct itself with the highest standards of honesty, integrity and fair dealing, Dealer shall do nothing tending to reflect adversely upon MetroPCS. Dealer will at all times comply with all applicable laws, regulations, and judicial or regulatory orders including, without limitation, any applicable FCC rules and regulations, Personnel employed by or acting under Dealer's authority are not and will not be deemed to be employees or agents of MetroPCS and Dealer assumes full responsibility for their supervision and control, and for their actions.

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2.5 Dealer will not directly or indirectly delegate, license or assign, orally or is writing, any of its obligations or duties hereunder, or the use of the Advertising Materials or the Marks, each as hereinafter defined, to any person. entity, affiliate, sub-agent, representative or subcontractor.

2.6 Dealer, at its sole cost and expense, is responsible for obtaining end maintaining all licenses, permits, or other approvals necessary for it to conduct its business and perform Its obligations and duties under this Agreement.

2.7 Dealer acknowledges and agrees that MetroPCS has different participants In Its indirect retail channel, which may Include other agents, resellers and dealers, and that MetroPCS shall not be liable to Dealer if commissions and benefits, responsibilities, promotions, opportunities or other compensation provided hereunder, if any, are not the same as, or as favorable as, those provided by MetroPCS to others, and that MetroPCS has the right to pay, compensate, and provide benefits to participants in its Indirect retail channel in any way that it decides without having to make the same or similar payments, compensation or benefits available to Dealer. Dealer further acknowledges that MetroPCS reserves the right to compensate Its agents differently on a case-by-case basis and that Dealer's compensation shall be based solely on the outcome of negotiations. Finally, Dealer acknowledges that MetroPCS actively markets and directly sells the Equipment and Services in the Area, in other areas and over the Internet.

3.   EQUIPMENT
     ---------

3.1 Dealer will obtain the Handsets that it sells only from MetroPCS or from sources that have been pre-approved by MetroPCS in writing (each, an 'Authorized Distributor").

3.2 Handsets that are approved by MetroPCS for sale by Dealer are specified in Exhibit which may be modified by MetroPCS In its sole discretion from time to time. MetroPCS will notify Dealer in writing of any modification to Exhibit B. Dealer will obtain training in the Operation, Installation, warranty and maintenance service of the Handsets from the manufacturer(s) of the Handsets, MetroPCS and/ or Authorized Distributor(s) of the Handsets. Dealer shall only sell other Equipment that is compatible with the Handsets to purchasers of the Handsets.

3.3 Dealer will sell Handsets only to individual retail purchasers who Intend to activate the Handsets with and utilize the Services of MetroPCS and not sell to any wholesaler, dealer, reseller, or wireless facilities based carrier without MetroPCS' express prior written consent. Dealer shall not sell any Handset for resale.

3.4 Dealer warrants and represents that it will not attempt to reprogram or alter any Handset.

3.5 MetroPCS has the right to reasonably supervise Dealer's marketing of the Equipment and promotion of Services and to inspect and test the Equipment that Dealer offers for sale.

3.6 MetroPCS shall have the right, with or without notice to Dealer to modify Or make changes to the Handsets or the Services, and to discontinue or Introduce new Equipment and Services. MetroPCS shall not be subject to any liability therefore. MetroPCS may give Dealer prior notice of the introduction, change or deletion of Equipment, Services, features and enhancements.

4.   EQUIPMENT INVENTORY
     -------------------

4.1 All Equipment sales will be made by Dealer for its own account, Dealer agrees and acknowledges that when it procures Equipment that the same is then owned by Dealer and that Dealer may sell the same to customers.

4.2 MetroPCS or Its Authorized Distributor will have the sole right to determine the quantity and delivery dates of Equipment offered to Dealer,

5.   EQUIPMENT PURCHASE AND SALES
     ----------------------------

5.1 For Equipment purchased from MetroPCS, Dealer will pay MetroPCS the purchase prices therefore, including the purchase prices set forth in Exhibit C. The prices for Equipment are accurate as of the date of execution of this Agreement. Prices for Equipment not specified In this Agreement will be provided to Dealer from time to time, MetroPCS reserves the right to change the purchase price of any Equipment upon notice to Dealer, The purchase prices of ail Equipment set forth in Exhibit C are exclusive of applicable sales, use, value added, telecommunications and similar taxes and assessments. Unless Dealer provides MetroPCS with written documentation (resale certificate) demonstrating to the reasonable satisfaction of MetroPCS that MetroPCS is not required to collect and remit any

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

applicable sales, use, value added, telecommunications or similar taxes or assessments resulting from the purchase by Dealer of Equipment, the prices to be charged will be Increased to Include such taxes and assessments.

5.2 Dealer will issue purchase orders for Equipment in a form approved in advance by MetroPCS. MetroPCS will ship Equipment upon its acceptance of a purchase order. Unless other arrangements are approved by MetroPCS, payment for all purchases of Equipment will be made in full without offset or credit at time of delivery (C.O.D), MetroPCS, in its sole discretion, may require payment in Immediately available or certified bank funds Amounts due are deemed paid upon MetroPCS' receipt of the full amount. The terms of this Agreement will govern if there Is any conflict between the terms of any purchase order used by Dealer to purchase Equipment and this Agreement.

5.3 As an alternative, Deafer may, or at MetroPCS' request, Dealer will pay for an order of Equipment in its entirety prior to shipment. No such order will be shipped with any outstanding amounts due.

5.4 Dealer will timely pay in full all invoices issued or amounts due without offset or credit.

MetroPCS will deliver ail Equipment to Dealer's carrier F.O.B point of origin at MetroPCS' or Authorized Distributors designated facility; Dealer is responsible for all freight charges for delivery thereafter from such facility.

In the event Dealer requests special delivery or expedited delivery service, any additional cost of shipping required for such method will be borne by the Dealer.

5.6 MetroPCS will establish a suggested retail price for Equipment from time to time. Notwithstanding any suggested retail price, Dealer may sell the Equipment at any price(s), which, in its sole discretion, it chooses to establish and nothing In this Agreement establishes, is intended to establish or May be construed to establish any price(s) or price level(s), which must be adopted by the Dealer, The MetroPCS suggested retail price is set forth on Exhibit C.

5.7 For all Equipment sold by Dealer on behalf of MetroPCS:

     5.7.1 MetroPCS will provide to the customer activation on the MetroPCS network and one month of Service without additional charge. Dealer shall not collect any fee for activation. Dealer shall not use the word "free" in its promotion of the Service unless authorized in writing by MetroPCS.

     5.7.2 Dealer shall not collect any amount due for Services, which will be billed to each customer by MetroPCS.

     5.7.3 All customer refunds during the first ten (10) days after activation but before thirty (30) minutes of airtime have been used by the customer, shall be the sole responsibility of Dealer, Dealer will not direct any such customer to a MetroPCS retail store. Dealer will be reimbursed for returned Activation Kits in accordance with Section 8.2 below.

5.8 Customers purchasing Equipment through Dealer (in Its capacity as sales agent for MetroPCS) will, upon activation of the Services through MetroPCS, be deemed to have accepted the terms and conditions governing MetroPCS' obligation to provide Services to such customers, and such customers obligation to compensate MetroPCS therefore_ An original copy of the Service terms and conditions will be included in the packaging for the Equipment. Dealer agrees that it shall not remove any copy of the terms and conditions from the packaging. In addition, MetroPCS will provide Dealer with additional copies of the terms and conditions and Dealer agrees to make copies of the terms and conditions available to customers at the point of purchase at Dealer's retail Store.

5.9 The amount of any Invoice owed by Dealer to MetroPCS may be contested by Dealer provided MetroPCS is notified in writing, within fifteen (15) business days of receipt of such payment or fulfillment of such invoice, of the following:

     5.9.1 Notice that Dealer in good faith believes the amount to be incorrect,

     5.9.2 a detailed statement of the amount contested and the reasons why the Dealer believes there is an error, and

     5.9.3 Sufficient documentation to support Dealer's position. Any objections not timely raised by Dealer in this manner will be deemed waived.

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6.   EQUIPMENT RETURNS
     -----------------

6.1 If Dealer reasonably believes that any Equipment provided by MetroPCS Is incomplete, defective or damaged when delivered by MetroPCS, Dealer may return that Equipment to MetroPCS for exchange within thirty (30) days of Dealers receipt of the Equipment. Prior to any such return, Dealer must receive from MetroPCS a return material authorization ("RMA") for each return shipment. Returns sent without an RMA will be returned to Dealer at Dealer's expense. Dealer agrees to take reasonable care in preparing returns for shipment to MetroPCS. Improperly packaged material, or material damaged during shipment, will be accepted at the discretion of MetroPCS.

6.2 If a customer returns a complete, working, undamaged Activation Kit (consisting of a Handset, battery, charger and packaging) with purchase receipt to Dealer within ten (10) days of the date of purchase, Dealer shall refund to the customer the total purchase price paid by such customer, provided that no more than 30 minutes of airtime have been used by the customer. MetroPCS will accept the return of such Activation Kit from Dealer subject to the requirements set forth on Exhibit D attached hereto, as amended by MetroPCS from time to time.

6.3 Equipment that qualifies for repair or replacement under the terms of this Agreement or under the terms of the limited warranty provided by the manufacturer(s) of the Equipment may be returned by the customers directly to any of the MetroPCS operated retail stores in the specific geographic market area where the Handsets are designated for use. MetroPCS will advise Dealer when such MetroPCS operated retail store opens in the Dealer's Area, and MetroPCS will provide Information to Dealer as to the location, hours of operation and types of services available at the MetroPCS store to customers. Dealer agrees to cooperate with MetroPCS in providing this information to customers and to offer this option to customers as a preferred option for repair or replacement of qualifying Equipment All lost or stolen Handsets must be replaced at the local MetroPCS operated retail store. Dealer will not sell any replacement Handsets, and will refer customers seeking replacements for lost or stolen Handsets to the local MetroPCS operated retail store.

6.4 Dealer will not scrap or otherwise dispose of Equipment, or any parts thereof, whether new or used, In any manner that would violate any environmental law or regulation, and will indemnify, defend and hold MetroPCS harmless from any liability arising from such disposal.

7. STOCK BALANCING
   ---------------

7.1 Dealer may return unopened, unsold Handsets to Authorized Distributor or MetroPCS for the fee set forth on Exhibit C, provided such Handsets are in their original package, with ail accessories, and in otherwise saleable condition, Prior to any such return, Dealer must receive from MetroPCS a RMA for each return shipment. Equipment that remains in Dealer's Inventory for more than (90) days from date of shipment to Dealer, and discontinued Equipment which remains in Dealer's Inventory for more than thirty (30) days from date of shipment to Dealer are not eligible for stock balancing,

8.   DEPOSIT/OTHER CREDIT ARRANGEMENTS
     ---------------------------------

8.1 In its sole discretion to safeguard its interests as a material supplier to Dealer, MetroPCS may require Dealer to make a suitable cash deposit (`Dealer's Deposit) to be held by MetroPCS, in a non-segregated account and without Interest, as a guarantee of the payment of invoices, and/or MetroPCS may request an advance payment and/or other credit arrangements, including performance bonds or similar requirements reasonably satisfactory to MetroPCS.

8.2 The existence of Dealer's Deposit will not operate to relieve Dealer from complying with MetroPCS' requirements for prompt payment of invoices, nor as a waiver or modification of the right of MetroPCS under this Agreement to terminate for non-payment of any sums due.

8.3 Dealer agrees that the cost of Dealer's operations Including any and all costs associated with Computer automation and internet access readiness shall be borne by Dealer exclusively.

9.   TAXES
     -----

9.1 Dealer will assume sole responsibility for the collection and timely payment of all of its applicable taxes including sales, use, excise, income or other taxes, excluding the taxation of airtime Services.

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10.  INSURANCE AND RISK OF LOSS
     --------------------------

10.1 Dealer will obtain and maintain during the Term, at its sole cost and expense, comprehensive general liability Insurance, Including product liability, personal Injury, workers' compensation and employer's liability coverage, in an aggregate amount of not less than one million dollars ($1,000,000) combined single limit coverage from an insurance carrier(s) reasonably satisfactory to MetroPCS and licensed to do business In the Area. Dealer will cause such insurance carrier(s) to provide MetroPCS with an annual certificate of insurance of such policy(s) which will name MetroPCS as an additional insured, and will provide MetroPCS with at least thirty (30) days' prior written notice of any suspension, reduction or cancellation of coverage, Dealer will notify MetroPCS at least thirty (30) days in advance of any material change In such Insurance coverage, Including, without limitation, any change of the insurance carrier(s),

10.2 Dealer will assume the risk of loss or damage for all Equipment at the time MetroPCS delivers the Equipment to the common Carrier.

11. TRADEMARKS. TRADE NAMES AND SERVICE MARKS.
    -----------------------------------------

11.1 Dealer hereby acknowledges that MetroPCS owns or has the right to use various trademarks, trade names, service marks, Insignia, symbols, Insignia, and decorative designs, whether or not registered, in connection with the Services and the Equipment (the 'Marks"). MetroPCS hereby provides Dealer with a non-exclusive, non-transferable, royalty free license to use the Marks In the Area for the Term in connection with the promotion and sale of Equipment and promotion of Services in the manner and to the extent specified by MetroPCS.

11.2 MetroPCS may, from time to time, provide Dealer with booklets, brochures, circulars, fliers, leaflets, pamphlets, literature, displays, exhibits and the like (collectively, the "Advertising Materials") incorporating certain of the Marks, Dealer agrees to use the Advertising Materials exclusively to market the Equipment and Services under this Agreement. Dealer agrees that Dealer will not use any other materials to market or promote the Equipment or Services without the prior written consent of MetroPCS. MetroPCS reserves the right to charge a fee for the provision of Advertising Materials.

Dealer warrants and represents that at all times Dealer will maintain control over all uses of the Advertising Materials and the Marks and will maintain a consistent standard in keeping with the valuable reputation of MetroPCS. Dealer will not make any representations or warranties regarding the Equipment or Services to any person or entity that is inconsistent with or which is not contained in the most recent version of the Advertising Materials provided to Dealer. Dealer, upon request from time to time, will provide MetroPCS with samples of the Advertising materials, and any additional licensed use of the Marks.

11.3 Dealer will use the Advertising Materials and Marks awarding to this
Section 11 and will not use the Advertising Materials and Marks In any other manner unless previously approved in writing by MetroPCS. Dealer shall defend and indemnify MetroPCS for any and all claims regarding Dealer's advertising and if advertising includes one of MetroPCS' Marks then MetroPCS may elect to control and manage the defense of the claim.

11.4 Dealer's failure or refusal to fully comply with this Section 11 will cause Immediate and irreparable injury to MetroPCS that cannot be adequately compensated In money damages. Therefore. MetroPCS may seek and receive preliminary and other injunctive and equitable relief upon satisfactorily demonstration for relief to a court of proper jurisdiction.

11.5 MetroPCS reserves the right to inspect Dealer's premises, packaging, point of sale materials and advertising at all reasonable times for the purpose of protecting and maintaining the standards of quality established by MetroPCS for use of the Advertising Materials and the Marks, Dealer may not use the Marks on the Internet without MetroPCS' prier written approval,

11.6 Dealer's use of the Advertising Materials and the Marks will inure to the benefit of MetroPCS, and Dealer acknowledges that it has no right, title or interest in the marks, or their registrations or applications except for the limited right of use granted in this Agreement,

11.7 Dealer will not use any of the Marks as part of its corporate, trade or business name(s). Dealer's use or display of the Marks will never be more prominent than Dealer's own name, logo or mark, Including, without limitation, on the storefront of Dealer. Dealer will not remove or modify any Mark placed on the Equipment by MetroPCS or its Authorized Distributor. When Dealer uses any of the Marks, such use will be modified with the identifying description or Dealer's relationship with MetroPCS only as MetroPCS agrees in writing.

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

11.8 MetroPCS, in its sole discretion, may modify, discontinue or substitute Dealer's use of any of the Marks, or the standards and guidelines for the Marks specified herein, at any time. If MetroPCS decides to modify or discontinue the use of any of the Marks, or to substitute one or more Marks for another Mark, Dealer will have thirty (30) days after receipt of written notice from MetroPCS to

     11.8.1  Cease using the replaced or discontinued Marks;

     11.8.2 Destroy or return to MetroPCS all designs, stationery, business cards, promotional materials, and advertising of every kind using any of the unmodified or discontinued Marks and certify such destruction in writing; and

     11.8.3 Commence using the substituted Marks In accordance with this Agreement.

Under no circumstances shall MetroPCS be responsible for any cost or expense incurred by Dealer in completing the foregoing.

11.9 If Dealer becomes aware of any third party infringement of the Marks, Dealer will promptly notify MetroPCS in writing of such infringement. MetroPCS, at its own expense, and in its sole discretion, may bring a claim or lawsuit to restrain any infringement of the Marks, either in its own name or in Dealer's name, or may cause the Joinder of Dealer as a party to such lawsuit. MetroPCS will be entitled to receive and retain for Its own use and benefit any recovery awarded in such lawsuit. Dealer will provide MetroPCS reasonable assistance and cooperation in the prosecution of any claim or lawsuit alleging infringement of the Marks. To the extent permitted by law, Deafer may intervene, at its own expense, in any legal proceedings affecting the rights acquired by it under this Agreement.

12.  OBLIGATIONS OF DEALER UPON EXPIRATION OR TERMINATION
     ----------------------------------------------------

12.1 Upon receipt of notice of termination, all Equipment remaining in Dealer's Inventory will be sold by Dealer In the normal course of business to customers until Dealer's Inventory is depleted. In the event Dealer chooses not to, or is unable to sell Equipment, MetroPCS has the option to buy back all Equipment at the return prices set forth on Exhibit C. Any termination provided for hereunder will In no event relieve Dealer from any commitments or obligations incurred prior to the date of termination. The terms of this Agreement applicable to Dealer will continue to apply until all inventory Is sold or repurchased by MetroPCS.

12.2 Upon the expiration or termination of this Agreement by either party for any reason whatsoever, and notwithstanding any claims or defenses that Dealer may assert against MetroPCS, all rights and privileges granted to Dealer hereunder will immediately terminate, and Dealer, its trustees, receivers, successors or assigns will have no further right to use of the Marks. Furthermore, upon such termination or expiration Dealer will Immediately:

     12.2.1 return to MetroPCS or destroy all Advertising Materials and any designs, stationary and promotional materials of every kind using any of the Marks;

     12.2.2 return to the manufacturer or other supplier, or as otherwise agreed to by the parties, all Equipment and products bearing the Marks, except that Equipment which Dealer elects to sell out of its remaining inventory or resell to MetroPCS, and with all labels, packaging and other promotional and business materials associated therewith;

     12.2.3 cease using the Advertising Materials and the Marks or any trade name, service mark, trademark, logo, insignia, symbol or decorative design similar to the Marks; and

     12.2.4 cease advertising, directly or indirectly, that it is or was formerly a dealer of or in any way affiliated with MetroPCS.


13.  CONFIDENTIALITY: PROPRIETARY INFORMATION; BUSINESS RECORDS
     ----------------------------------------------------------

13.1 During the Term, both Dealer and MetroPCS may receive or have access to proprietary or confidential information belonging to the other which may Include, but is not limited to, pricing, customer lists, information and data, financial, technical or business Information or data relating to the owner's trade secrets, and other business, in written, oral, or other form, and information and data contained therein, derived from or related thereto ('Information"). All information is confidential if (a) it is written information marked CONFIDENTIAL or PROPRIETARY, or some similar marking; (b) It is disclosed orally and the owner identifies such Information as confidential or proprietary; or (c) with respect to trade secrets, if the recipient knows or has reason to believe such Information is a trade secret

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

13.2 During the Term, and for a period of two (2) years following the expiration or termination of this Agreement, each party will: (a) use Information only for purposes of performing Its duties and obligations under this Agreement; (b) limit access to Information solely to its authorized employees, agents, and contractors On a need-to-know basis and not use, copy, publish, or disclose it to other persons; (c) advise its employees, agents, and contractors of the obligation of confidentiality hereunder, (d) require its employees, agents, and contractors to use the same degree of care as Is used with that party's own proprietary information; and (A) return any copies of Information in written, graphic, or other tangible form upon request. MetroPCS has the right to review and approve Dealer's procedures for handling information and make reasonable inspections during normal business hours upon twenty four (24) hours prior written notice, as MetroPCS deems necessary, to assure that Information is being properly protected by Dealer.

13.3 in performing its obligations under this Agreement, Dealer will not disclose to MetroPCS or use, in any manner, any confidential Information Dealer believes or has reason to believe is a trade secret of any third person. In addition, Dealer will not disclose any of the terms and conditions of this Agreement

13.4 Dealer shall create and maintain at its principal office full, complete and accurate records of Its business conducted pursuant to this Agreement. Such records shall be preserved for the longer of five (5) years after the date of their preparation or five (5) years after the expiration, cancellation or termination of this Agreement, and they shall be available for inspection and copying by MetroPCS at all reasonable times.

14.  COMPLIANCE.
     ----------

14.1 In its performance of this Agreement, Dealer shall comply with:

     14.1.1 All applicable laws, orders, rules and regulations of federal, state, or local governments, including without limitation all consumer protection laws and laws applicable to Dealer as an employer of labor all tariffs, and any governmental rules and procedures relating to the sale of the Equipment; and 14.1,2 Ail rules and procedures concerning the conduct of Dealer's business relating to the Equipment reasonably prescribed from time to time by MetroPCS

14.2 Dealer shall, at its sole expense, secure and maintain in force and affect all licenses, approvals, certifications, and permits required of Dealer and its employees for its performance hereunder.

14.3 Dealer shall notify MetroPCS in writing within five (5) days of the commencement of any material action, suit or proceeding or of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental Instrumentality involving Dealer or Dealer's business, 14.4 Dealer acknowledges that the activities of MetroPCS and/or its affiliates in connection with the provision of Services hereunder are regulated by the FCC and that the activities of MetroPCS and Dealer in connection with the transactions contemplated by this Agreement are or may be subject to regulation by various governmental authorities. In the event the FCC or any other governmental entity shall require any material additions, deletions, or modifications to the terms or conditions of this Agreement or adopt any rules or regulations which render the activities contemplated by this Agreement illegal or unenforceable, MetroPCS and Dealer shall use reasonable efforts to reconstitute this Agreement to comply with such rules or regulations, but only to the extent that such modifications would not materially and adversely affect the rights and obligations of the parties hereto. No provision of this Agreement shall be construed as vesting in Dealer any control over the Services facilities owned by MetroPCS and/or its affiliates or the frequencies/facilities licensed to MetroPCS and/or its affiliates.

15. ACKNOWLEDGEMENTS
    ----------------

15,1 Dealer acknowledges that it has not received or relied upon arty guaranty, express or implied, as to the amount of revenue that it may earn as a result of Its relationship with MetroPCS.

15.2 No portion of any payment to one party by the other pursuant to this Agreement will be used as a bribe, kickback, rebate, illegal political contribution, for the purpose of obtaining political influence, or in violation of applicable foreign exchange control regulations, tax laws or regulations, or other laws or regulations of any jurisdiction.

16.  WARRANTIES AND REPRESENTATIONS
     ------------------------------

16.1 Warranty to Customers: All Equipment sold under this Agreement to Dealer for resale to Its customers will be subject to the standard limited warranty ("Limited Warranty") from the manufacturer to the extent provided In the Equipment packaging. Dealer will provide such Limited Warranty to all of its customers who purchase Equipment, without varying any of its terms and will make no representations relating to the Limited Warranty other than those set forth therein. 16.2 Warranty to
Dealer: MetroPCS' sole warranty to Dealer will be that all Equipment purchased from MetroPCS and delivered to Dealer at the F.O.B. point of origin, will be appropriately packaged, labeled and will be covered by manufacturer's written Limited Warranty.

16.3 THE FOREGOING WARRANTIES ARE IN LIEU OF, AND METROPCS HERESY DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

16.4 Dealer acknowledges that MetroPCS has not made any representations to Dealer including, without limitation, and without limiting the generality of the foregoing, representations regarding:

     16.4.1  the quality of Services other than as stated in this Agreement

     16.4.2 the provision by MetroPCS to Dealer of training and management assistance;

     16.4.3 the amount of profits, net or gross, that Dealer can expect from its operations under this Agreement;

     16.4.4 the size (other than the geographic area), choice potential, or demographic nature of the market in which MetroPCS service Is available or the number of the other dealers or agents that are or may in the future operate in that area; or

     16.4.5 the termination, transfer or renewal provisions of this Agreement other than as set forth in the Agreement,

16.5 Dealer represents and warrants that the execution and performance of this Agreement will not conflict with Or result In the breach of any other agreement to which Dealer is a party. Deafer further represents and warrants that it is not subject to any limitation or restriction that would prohibit, restrict or Impede Dealer's performance hereunder.

16.6 Dealer acknowledges that it understands that it will not obtain any exclusive rights under this Agreement either with respect to territory or otherwise, and understands that MetroPCS may appoint other agents or dealers in the market affected by this Agreement.

17.  INDEMNIFICATION
     ---------------

17.1 Each party will Indemnify and hold harmless the other, and its affiliates, partners, parents, and the directors, officers, employee benefit plans, shareholders, agents, and employees of any of them (collectively, "indemnities"), from and against any fine, penalty, loss, cost, damage, Injury, claim, expense, or ([ability (individually and collectively "Liabilities") which result from (a) injury to or death of any person, or (b) damage to, or loss or destruction of any property, when such Liabilities arise out of or result from the acts or omissions of a party, its personnel or agents under this Agreement.

17.2 Further, Dealer represents and warrants that It is not contractually prohibited under any current or expired/terminated contract from entering into and/or performing its obligations under this Agreement and that entering into and performing obligations under this Agreement will not result In a breach of another contract, agreement or other instrument with any other party. Dealer will defend, indemnify, and hold harmless MetroPCS and its directors, officers, employees, partners, agents and affiliates against all losses, damages, actions, suits, costs or liabilities (Including attorney's fees) arising or alleged to have arisen in whole or in part out of Dealer's breach, violation or alleged breach or alleged violation of any terms of any such contract, agreement or other instrument.

17.3 MetroPCS shall have sole control of the defense and settlement of any claims and any litigation proceedings against MetroPCS that are the subject of Dealer's indemnification obligations herein.

17.4 MetroPCS will indemnify and hold Dealer harmless from any damages and costs imposed on Dealer as a result of any claim or lawsuit brought against Dealer arising out of Dealer's authorized use of the Marks, provided that:

     17.4.1  Dealer promptly notifies MetroPCS of any such claim or lawsuit;

     17.4.2 MetroPCS will have the option to undertake, conduct and control the defense of such claims or lawsuit; and

     17.4.3 Dealer does not settle or attempt to settle such claim or lawsuit without MetroPCS' prior written consent.

18.  LIMITATION OF LIABILITY
     -----------------------

18.1 DEALER ACKNOWLEDGES THAT METROPCS IS NOT THE MANUFACTURER OF THE EQUIPMENT NOR THE MANUFACTURER'S DEALER. METROPCS SHALL NOT BE LIABLE FOR ANY DAMAGES ARISING OUT OF (i) LATENT OR PATENT EQUIPMENT OR SERVICES DEFECTS, OR (ii) LOSS OF USE OF ANY OF THE EQUIPMENT OR SERVICES. METROPCS SHALL NOT BE LIABLE FOR LOST PROFITS OR EXEMPLARY, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE EQUIPMENT OR THE SERVICES, EVEN IF METROPCS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IF ANY LIMITATION OF LIABILITY SET FORTH HEREIN IS UNENFORCEABLE OR INAPPLICABLE FOR ANY REASON, METROPCS' MAXIMUM AGGREGATE LIABILITY TO DEALER UNDER ANY LEGAL THEORY (INCLUDING ITS OWN NEGLIGENCE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE EQUIPMENT OR THE SERVICES WILL NOT EXCEED THE LESSER OF THE ACTUAL DIRECT DAMAGES SUFFERED BY DEALER OR THE AMOUNT PAID BY DEALER FOR THE SPECIFIC UNIT OF EQUIPMENT OR SERVICES OUT OF WHICH THE CLAIM AROSE,

18.2 EACH OF DEALER AND METROPCS HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTIONS 17,41 THROUGH 17.63 INCLUSIVE, OF THE TEXAS BUSINESS AND COMMERCE CODE. It is the Intent of Dealer and MetroPCS that the tights and remedies with respect to this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices-Consumer Protection Act. The waiver set forth herein shall expressly survive the termination of this Agreement and the transactions contemplated herein. Each of Dealer and MetroPCS represents and warrants that (I) It is a business consumer,
(ii) it has knowledge and experience in financial and business matters that enables it to evaluate the merits and risks of the subject transaction, (iii) It Is not in a significantly disparate bargaining position with rasped to the subject transaction, (iv) it has been represented by legal counsel of its own selection in connection with the referenced transactions, and (v) its legal counsel was not directly or indirectly identified, suggested or selected by any other party, or any agent of any other party, to this Agreement. Each of Dealer and MetroPCS has waived its rights pursuant to the Deceptive Trade Practices-Consumer Protection Act without duress or coercion and fully acknowledges and understands the effect of the waiver.

19.  RESOLUTION OF DISPUTES/ARBITRATION
     ----------------------------------

19.1. As a precondition to pursuing any type of claim against the other party arising from this Agreement, or otherwise from the relationship of the parties, irrespective of the claim or cause of action, the aggrieved party will provide the other party with written notice. The parties will subsequently, and within thirty (30) days of such notice, negotiate in good faith a resolution of the alleged claim and type of remedy sought.

19.2 With the exception of claims concerning payment of invoices, or the Marks or arising out of a breach of Section 11 herin, any disputed claim or other such dispute arising out of or related to this Agreement, or any previous or other agreement between the parties, or otherwise from the relationship of the parties, which cannot be resolved by subsection 19,1 above, will be settled by final binding arbitration. The party seeking arbitration will provide written demand upon the other party. Judgment may be entered upon the award in any court having Jurisdiction thereof.

19.3 If either party commences arbitration in the manner described above, the dispute will be subject to expedited, binding arbitration before one (1) independent arbitrator familiar with the wireless telecommunications industry. Such arbitration will be held in Dallas, Texas pursuant to the American Arbitration Association.("AAA") Rules in affect at the time of the dispute. The arbitrator will be selected by the joint agreement of the parties, but if they do not so agree within fifteen (15) days after the date of the written arbitration demand referred to above, the selection will be made by AAA pursuant to the AAA Rules. Any award rendered by the arbitrator will be conclusive and binding upon the parties hereto: provided, however, that any such award will be accompanied by a written opinion of the arbitrator giving the reasons for the award. The arbitrator will have the authority to require the submission (at hearing or otherwise) of such documents, information, testimony and other items as the arbitrator may deem necessary to make a fair and reasonable decision. The findings of the arbitrator may not change the express terms of this Agreement and will be consistent with the arbitrator's understanding of the findings a court of proper jurisdiction would make in applying the applicable law to the facts underlying the dispute. This provision for arbitration will be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith will be final and binding and there will be no right of appeal there from, Except as may be otherwise required by law, each party will pay its own expenses of arbitration and the expense of the arbitrator will be shared equally. In no event whatsoever will such an arbitration award include any award of attorney's fees (except as may be required by any statute preempting the Federal Arbitration Act to such extent), or an award of punitive damages, exemplary damages, or treble or other multiple damages and the parties hereby waive the right to recover punitive, exemplary. treble or other multiple damages. No arbitration award may reform or amend this Agreement. At applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in this Section 25 are pending. The parties will take such actions, if any, required to effectuate such tolling. The parties will not be prohibited from seeking Injunctive relief to preserve the status quo pending resolution under this provision, The arbitration will be governed by the United States Arbitration Act, 9 USC ss.ss.1-16, as amended, In the event of any conflict between the United States Arbitration Act and the AAA, the AAA will govern.

19.4 Any arbitration award must include a statement by the arbitrator or arbitrators of the reasons for the award,

19.5 ALL DISCUSSIONS AND DOCUMENTS PREPARED PURSUANT TO ANY ATTEMPT TO RESOLVE A DISPUTE UNDER THIS PROVISION ARE CONFIDENTIAL AND FOR SETTLEMENT PURPOSES ONLY AND WILL NOT BE ADMITTED IN ANY COURT OR OTHER FORUM AS AN ADMISSION OR OTHERWISE AGAINST A PARTY FOR ANY PURPOSE INCLUDING THE APPLICABILITY OF FEDERAL AND STATE COURT RULES.

20.  NOTICE
     ------

20.1 Except as otherwise provided In this Agreement, all notices required or permitted to be given hereunder will be In writing and will be valid and sufficient if dispatched by; (a) registered or certified mail return receipt requested, postage prepaid in any post office in the United States; (b) facsimile with confirmation of receipt, or (c) hand delivery or overnight courier prepaid with proof of delivery. If notice is to Dealer, MetroPCS will address it to the officer whose signature appears on this Agreement at the principal place of business set forth in the preamble of this Agreement. If notice is to MetroPCS, Dealer will address it

        MetroPCS, Inc.
        ATTN: Corporate Field Distribution
        8144 Walnut Hill Lane
        Suite 800
        Dallas, Texas 75231

20.2 Either party may change the address and/or name to which notices must be sent upon written notice to the other party.

21.  MISCELLANEOUS
     -------------

21.1 Governing Law. This Agreement will be governed by the law of the State of
     -------------
Texas without reference to its conflict of laws rules, and will to the maximum extent practicable, be deemed to call for performance in Dallas County, Texas. EACH OF THE PARTIES WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY AND ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY OR ITS PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS, OR (iii) SUCH COURTS ARE AN INCONVENIENT FORUM.

21.2 Severability. No provision of this Agreement, or part thereof, which is
     ------------
declared to be Invalid or unenforceable by a final non-appeal able ruling by a court or agency of competent jurisdiction will in any way invalidate any other provision of this Agreement, all of which will continue In full force and effect.

21.3 Rights Cumulative. The rights of MetroPCS and Dealer hereunder are
     -----------------
cumulative, and. no exercise or enforcement by MetroPCS or Dealer of any rights or remedy hereunder or forbearance from such exercise will preclude the exercise or enforcement by MetroPCS or Dealer of any other right or remedy hereunder or any right or remedy to which MetroPCS or Dealer Is entitled by law.

21.4 Force Maleure. With the exception of any obligation to make payments when
     -------------
due in accordance with the terms of this Agreement, each party will be excused from performance under this Agreement if, but only for so long as, its performance is prevented by any acts or events beyond that party's control, including but not limited to severe weather and storms; earthquakes or other natural occurrences; strikes or other labor unrest; nuclear or other civil or military emergencies, or acts of legislative, judicial, executive or administrative authorities.

21.5 Injunctive Relief. Dealer acknowledges that irreparable injury would be
     -----------------
caused by any breach or threatened breach by Dealer of any of the provisions of this Agreement and MetroPCS will have the right, in a court of law or equity, to enforce the specific performance of this Agreement and to apply for Injunctive relief against any act which would violate any of its provisions, Dealer will reimburse MetroPCS for all costs and all out-of-pocket expenses, including reasonable attorney's fees, incurred by reason of any breach or threatened breach of this Agreement,

21.6 Assignment. This Agreement Is fully assignable by MetroPCS upon written
     ----------
notice to Dealer, and It will inure to the benefit of any assignee or other legal successor to the interest of MetroPCS. Dealer may not voluntarily or involuntarily, or directly or indirectly, assign or otherwise transfer this Agreement without the prior written approval of MetroPCS. Subject to the foregoing sentence, this Agreement Is binding upon the parties hereto and their respective successors and assigns.

21.7 Survival of Dealer's Obligations. All applicable terms, provisions,
     --------------------------------
representations, warranties and obligations of Dealer will survive the expiration or termination of this Agreement and the performance by either party hereunder and will continue In full force and effect subsequent to and notwithstanding such expiration or termination of performance until they are satisfied In full or by their nature expire.

21.8 Section Headings. The section headings used herein are for convenience or
     ----------------
reference only and will not affect the Interpretation, application or construction of this Agreement.

21.9 Modification. Except as specifically set forth herein, this Agreement will
     ------------
not be modified In any manner without the prior written approval of both parties.

21.10 Entire Agreement. The exhibits to this Agreement are a part of this
      ----------------
Agreement, which together constitute the entire Agreement between the parties, and supersedes any and air prior agreements and understandings, and there are no other oral or written understandings or agreements between MetroPCS and Dealer relating to the subject matter hereof. In the event of a conflict between the terms of this Agreement and an exhibit hereto, the exhibit will control. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which will be deemed a single agreement.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first written above.


METROPCS, INC.                                       DEALER

Signature:                                           Signature: /s/ Joseph Hess Action Wireless
           ---------------------------------                    ---------------------------------
Title:                                               Title:         President Action Wireless
           ---------------------------------                    ---------------------------------
Print Name:                                          Print Name:    Joseph Hess Action Wireless
           ---------------------------------                    ---------------------------------

                                    EXIBIT A
                           AUTHORIZED DEALER AREA


 South Florida
  Miami
  Ft. Lauderdale
  West Palm Beach
  Boca Raton
  Ft. Meyers
  Ft. Pierce
  Vero Beach
  Stuart
  Naples
  Port Charlotte
  Punta Gorda
  North Ft. Myers
  Cape Coral
  LeHigh
  Estero
  Marco Island
  Golden Gate

                                    EXHIBIT B
                               APPROVED EQUIPMENT,

The below matrix is a list of the handsets currently approved for Dealer to sail to customers for use on MetroPCS Networks. Handsets not listed below are not authorized for sale by dealer, New Handsets will be added to the matrix as they are qualified by MetroPCS. Handsets may be added or deleted from the list at MetroPCS' sole discretion,

Active/Approved MetroPCS Handsets:

Manufacturer                     Mode/Type              Part/Number              MetroPCS SKU
----------------------------------------------------------------------------------------------
Kyocera S-14                     Tri-Mode               TKADL10016               TKADLI0016

Nokia 2270                       Single                 0077062                  0077062

Nokia 3586i                      TrioMode               0078576                  0078576





                         APPROVED STOREFRONT LOCATIONS
                         -----------------------------


Address
-------

                                                                    CONFIDENTIAL

                                    EXHIBIT C
                                EQUIPMENT PRICING



Item:
Kyocera S-14 Activation Kit.
Includes handset, battery, A/C battery charger, belt clip and literature kit including user guide.

Price sheet
Per order quantity               Price
------------------               -----
0-249 Handsets                   $ 115
250-999 Handsets                 $ 110
1000+ Handsets                   $ 105


Kyocera S-14 suggested retail price $169
Stock balancing fee for "A" stock 15% of order amount
Cash on Delivery Fee per Shipment: $ 5 per carton


Item:
Nokia 2270 Activation Kit
Includes handset, battery, A/C battery charger and literature kit
Including user guide

Price sheet
Per order quantity              Price
------------------              -----
0-249 Handsets                  $ 75
250-999 Handsets                $ 70
1000+ Handsets                  $ 65

Nokia 2270 suggested retail price $129
Stock balancing fee for "A" stock: 15% of order amount
Cash on Delivery Fee per Shipment: $5 per carton

Item:
Nokia 35861 Activation Kit
Includes handset, battery, A/C battery charger and literature kit including user guide

Price sheet
Per order quantity Price
------------------------
0-249 Handsets                  $ 95
25D-999 Handsets                $ 90
1000+ Handsets                  $ 85

Nokia 35861 suggested retail price $149
Stock balancing fee for "A" stock: 15% of order amount
Cash on Delivery Fee per Shipment: $5 per carton

                                                                   CONFIDENTIAL

                                    EXHIBIT D
                              DEALER RETURN POLICY


MetroPCS refund policy:

o        10 days from original date of purchase
o        Original purchase receipt required
o        Must be returned to original place of purchase

Returns sent back for full credit must include each of the following items:

o        Customer's purchase receipt inside activation kit
o        Customers return receipt inside activation kit
o Complete activation kit (original box, tray, handset, battery & charger)
o        Handset must be like new & in working condition.

Dealer is required to inspect the following prior to returning an activation kit:

o All components of original package are in box (charger, battery, handset & tray)
o        Handset must be able to power up & place a call.
o        Handset must be undamaged & in like new cosmetic condition.
o        Total airtime used on the Handset does not exceed 30 minutes.

Any violation of the above will result in Dealer not receiving full credit. It is at the discretion of MetroPCS to determine if Dealer is eligible for a full credit based on the above criteria.

Credits will be applied to Dealer's account within 30 days of receipt of activation kit at the Authorized Distributor.